EXHIBIT 10.51
                              AMENDED AND RESTATED
                      ACCOUNTS RECEIVABLE CREDIT AGREEMENT

         This Accounts Receivable Credit Agreement (the "Agreement") is made and entered into this ___________________ day of May, 1997, by and between SANWA BANK CALIFORNIA (the "Bank") and ELEXSYS INTERNATIONAL, INC. (the "Borrower") , on the terms and conditions that follow:

         Whereas Bank and Borrower entered into an Accounts Receivable Credit Agreement dated as of January 17, 1997, (the "Prior Agreement"); and

         Whereas,  Bank  and  Borrower  wish to  amend  and  restate  the  Prior
Agreement/

         Now, therefore, the parties hereto agree as follows:

                                    SECTION I
                                   DEFINITIONS

         1.01 Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

                  (a)  "Account  Debtor":   shall  mean  the  person  or  entity
         obligated to the Borrower upon an account.

                  (b) "Advance": shall mean an advance to the Borrower under the Line of Credit.

                  (c) "Average Unused Portion of the Line of Credit": shall mean for any quarter: (a) the Line of Credit less, (b) the average daily balance of Advances under the Line of Credit that were outstanding during that quarter less, (c) Letters of Credit.

                  (d) "Borrowing Base": shall mean, the lesser of: (i) 80% of the aggregate amount of Eligible Accounts of the Borrower; or (ii) $13,000,000, this is the total loan commitment.

                  (e) "Business Day": shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

                  (f) "Collateral": shall mean the property described in Section 5.01.

                  (g) "Debt": shall mean all liabilities of the Borrower less Subordinated Debt.

                  (h) "Effective Tangible Net Worth": shall mean the Borrower's stated net worth plus Subordinated Debt less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items)..

                  (i) "Eligible Account": shall mean, at any time, the gross amount, less returns, discounts, credits or offsets of any nature, of the trade accounts owing to the Borrower by Account Debtors but excluding the following:

                           (1) Accounts with respect to which the Account Debtor
                  is an officer, employee or agent of the Borrower.

                           (2) Accounts with respect to which goods are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor may be conditional.

                           (3) Accounts with respect to which the Account Debtor
                  is not a resident of the United States except to the extent such accounts are supported by adequate Eximbank insurance or other insurance acceptable to the Bank or by irrevocable letters of credit issued by banks satisfactory to the Bank, and except in the case of United States Dollar denominated invoices to Northern Telecom, or any of its Canadian subsidiaries (collectively "Northern Telecom").

                           (4) Accounts with respect to which the Account Debtor
                  is the United States or any department or agency thereof.

                           (5) Accounts with respect to which the Account Debtor
                  is a subsidiary of, or affiliated with, the Borrower or its shareholders, officers or directors.

                           (6) Net amount of accounts  with respect to which the
                  Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower.

                           (7) That portion of the accounts of any single Account Debtor that exceeds 15% of all of the Borrower's accounts, except for Northern Telecom which may not exceed 20% of all of the Borrower's accounts.

                           (8) Accounts  which have not been paid in full within
                  60 days from the date payment was due or 90 days from the original date of invoice, whichever is less.

                           (9) All accounts of any single  Account Debtor if 25%
                  or more of the dollar amount of all such accounts are represented by accounts which have not been paid in full within 60 days from the date payment was due or 90 days from the original date of invoice, whichever is less.

                           (10)   Accounts   which  are   subject  to   dispute,
                  counterclaim or setoff.

                           (11) Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.

                           (12) Accounts with respect to which the Bank, in its reasonable sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.

                           (13) Accounts of any Account  Debtor who has filed or
                  had filed against it a petition in bankruptcy, or an application for relief under any provision of any state or federal bankruptcy, insolvency or debtor-in-relief acts; or who has had appointed a trustee, custodian or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

                           (14) Accounts which represent  credits or refunds due
                  to the Borrower's customers.

                  (j) "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

                  (k) "Event of  Default":  shall have the  meaning set forth in
         Section 9.

                  (l) "Expiration Date": shall mean January 31, 1998 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 8, whichever shall occur first.

                  (m) "Indebtedness":  shall mean, with respect to the Borrower,
         (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.

                  (n) "Line of Credit": shall mean the credit facility described in Section 2.

                  (o) "Obligations": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Advances.

                  (p) "Permitted Indebtedness": shall mean (i) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the date hereof and disclosed in writing to the Bank; (iii) Subordinated Debt; (iv) Indebtedness to trade creditors, including, without limitation, affiliates of Borrower, incurred in the ordinary course of business;
         (v) Other Indebtedness of Borrower not exceeding $1,000,000.00 in the aggregate outstanding at any time; (vi) Contingent obligations of
         Borrowing consisting of guarantees (and other credit support) of the obligations of vendors and suppliers of Borrower in respect of transactions entered into in the ordinary course of business; (vii) Indebtedness with respect to capital lease obligations and purchase money indebtedness incurred in connection with the acquisition of assets secured by Permitted Liens; (viii) Extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness.

                  (q)  "Permitted   Investment":   shall  mean  (i)  investments
         existing on the date hereof and disclosed in writing to the Bank; (ii) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof;
         (iii)commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iv) investments consisting of deposits maturing no more than one
         (1) year from the date of investment therein issued by Bank; (v) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; (vi) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (vii) investments, including debt obligations, received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
         (viii) investments consisting of compensation of employees, officers and directors of Borrower so long as the Board of Directors of Borrower determines that such compensation is in the best interest of Borrower, and travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business; (ix) other investments aggregating not in excess of $250,000.00 at any time.

                  (r) "Permitted Liens": shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 8.09 hereof;
         (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets; liens securing capital lease obligations on assets subject to such capital leases; (vii) liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default,
         (viii) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Borrower, (ix) liens in favor of customs and revenue authorities arising as a mater of law to secure payment of customs duties in connection with the importation of goods, (x) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institutions; (xi) liens not otherwise permitted which liens do not in the aggregate exceed $250,000.00 at any time.

                  (s) "Reference Rate": shall mean an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate.

                  (t) "Subordinated Debt": shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank including, but not limited to, that certain Indenture dated as of February 15, 1987 between Borrower and Manufacturers Hanover Trust Company, as trustee, with respect to the 5 1/2% Convertible Subordinated Debentures due March 1, 2012.

         1.02 Accounting Terms: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

         1.03 Other Terms: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

                                    SECTION 2
                               THE LINE OF CREDIT

         2.01 The Line of Credit: On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed the Borrowing Base. Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.01.

         2.02 Making Line Advances: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions. Subject to the requirements of Section 6, Advances shall be made by the Bank upon telephonic or written request in form acceptable to the Bank received from the Borrower, which request shall be received not later than 2:00 p.m. (California time) on the date specified for such Advance, which date shall be a Business Day. Requests for Advances received after such time may, at the Bank's option, be deemed to be a request for an Advance to be made on the next succeeding Business Day.

         2.03 Mandatory Repayments:

                  (a) If at any time the aggregate principal amount of the outstanding Advances shall exceed the applicable Borrowing Base, the Borrower hereby promises and agrees, immediately upon written or telephonic notice from the Bank, to pay to the Bank an amount equal to the difference between the outstanding principal balance of the Advances and the Borrowing Base.

                  (b) On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

         2.04 Interest on Advances: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower pursuant to paragraph 2.05 or paragraph 2.06 below:

                  (a) Variable Rate Advances: A variable rate per annum equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate (the "Reference Rate") plus 0.50% (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

                  (b) Fixed Rate Advances: A fixed rate quoted by the Bank for 30, 60, or 90 days or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) [the "Interest Period"] for Advances in the minimum amount of $100,000 and in $50,000 increments thereafter. Such interest rate shall be a percentage approximately equivalent to 2.50% per annum in excess of the rate which the Bank determines in its sole and absolute discretion to be equal to the Bank's cost of acquiring funds (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase by the Bank of such funds) in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period (the "Fixed Rate"). Advances based upon the Fixed Rate are hereinafter referred to as "Fixed Rate Advances".

         Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

         Interest  on  Variable   Rate   Advances   shall  be  paid  in  monthly
installments commencing on the first day of the month following the date of the first such Advance and continuing on the first day of each month thereafter.

         Interest on any Fixed Rate Advance shall be paid on the last day of the Interest Period pertaining to such Fixed Rate Advance.

         2.05 Notice of Election to Adjust Interest Rate: The Borrower may elect:

                  (a) That interest on a Variable Rate Advance shall be adjusted to accrue at the Fixed Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the day (which shall be a business day) on which the Borrower requests that interest be adjusted to accrue at the Fixed Rate.

                  (b) That interest on a Fixed Rate Advance shall continue to accrue at a newly quoted Fixed Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the last day of the Interest Period pertaining to such Fixed Rate Advance. If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at the newly quoted Fixed Rate the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the Interest Period pertaining to such Advance.

         2.06 Prepayment: The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the Fixed Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto. If the whole or any part of any Fixed Rate Advance is prepaid by reason of acceleration or on a day which is not the last day of the interest period pertaining thereto, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss (including interest) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) sustained by the Bank as a consequence of such prepayment.

         2.07 Indemnification for Fixed Rate Costs: During any period of time in which interest on any Advance is accruing on the basis of the Fixed Rate the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Fixed Rate. Borrower shall not be obligated to pay to or reimburse Bank for any reimbursable amounts which arose or were incurred during or are otherwise attributable to any period of time more than 180 days prior to the date on which Bank delivered its written statement for indemnification or reimbursement of such reimbursable amounts.

         2.08 Conversion from Fixed Rate to Variable Rate: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Fixed Rate (i) is infeasible because the Bank is unable to determine the Fixed Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event the Fixed Rate Advance, shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate.

         2.09 Commitment Fee: The Borrower agrees to pay to Bank a commitment fee of .25% per annum on the Average Unused Portion of the Line of Credit payable quarterly in arrears and computed on a year of 360 days for actual days elapsed.

         2.10 Line Account:

                  (a) The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Line of Credit (the "Line Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 60 days after the Borrower's receipt of any such statement which it deems to be incorrect, or unless there is a manifest error.

                  (b) The Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank under the Line of Credit is not made when due, to charge, from time to time, against any or all of the Borrower's deposit accounts with the Bank any amount so due.

         2.11 Late Payment: If any payment of principal (other than a principal payment due pursuant to Section 2.03(b)) or interest, or any portion thereof, under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

                                    SECTION 3
                           LETTERS OF CREDIT SUBLIMIT

         In addition to making Advances under the Line of Credit, the Bank hereby agrees to make the following credit accommodations available to the
Borrower:

         3.01 Letter of Credit Subfacility: The Bank agrees to issue commercial and standby letters of credit (each a "Letter of Credit") on behalf of the Borrower for general corporate purposes. At no time, however, shall the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the sum of $7,000,000 and, together with the total principal amount of all Advances outstanding, exceed the Borrowing Base.

                  (a) Upon the Bank's request, the Borrower shall promptly pay to the Bank standby letter of credit issuance fees of 1% per annum and commercial letter of credit issuance fees of .25% and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

                  (b) The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no commercial letter of credit shall expire on a date which is more than 90 days after the Expiration Date and no standby letter of credit shall expire on a date after the Expiration Date.

                  (c) Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

                  (d) Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank's standard form of application for issuance of a Letter of Credit with proper insertions.

                  (e) The Borrower shall, upon presentment of a Letter of Credit or upon the Bank's request, promptly pay to and reimburse the Bank for all draws under the Letters of Credit, costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

                                    SECTION 4
                       FOREIGN EXCHANGE FACILITY SUBLIMIT

         4.01 Foreign Exchange Subfacility. Borrower may from time to time request Bank to purchase or sell foreign currency in a specified amount, at a fixed price, and for delivery at a future date no greater than 365 days from the date of purchase (each a "Foreign Exchange Contract"). At no time, however, shall 20% of the aggregate settlement price of all Foreign Exchange Contracts outstanding exceed $2,000,000 as determined by Bank at the time of entering into each Foreign Exchange Contract and, together with outstanding Advances and issued and unexpired Letters of Credit, exceed the Borrowing Base.

                  (a) Requests for Foreign Exchange Contracts. Each request for a Foreign Exchange Contract shall be made by telephone or rapifax, confirmed in writing (each a "Request"). Each Request shall be delivered or communicated to the Bank no later than 3:00 p.m. (California time) on the day (which shall be a Business Day) on which the Foreign Exchange Contract is requested. By making any such Request, Borrower agrees that all matters relating to each such Foreign Exchange Contract shall be governed by this Agreement and Borrower restates all warranties and representations made by Borrower herein as if made on the date the Foreign Exchange Contract is entered into.

                  (b) Expiration  Date. The commitment by the Bank to enter into
         Foreign Exchange Contracts shall, unless earlier terminated in accordance with this Agreement, automatically terminate on the Expiration Date and no Foreign Exchange Contract shall expire on a date which is after the Expiration Date.

                  (c) Availability. Bank may refuse to enter into a Foreign Exchange Contract with the Borrower where the Bank, in its sole discretion, determines that such foreign currency is unavailable, or where Bank would be prohibited by any applicable law, regulation or order from purchasing such foreign currency.

                  (d) Purpose. The Foreign Exchange Contract shall be used to hedge foreign exchange exposure and/or risk.

                  (e)  Payment.  Payment  is due on the  settlement  date of any
         Foreign Exchange Contract (the "Payment Date"). Bank is hereby authorized by Borrower to charge the full settlement price of any Foreign Exchange Contract against the depository account or accounts maintained by the Borrower with Bank on the Payment Date.

                  (f) Assessments. Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any assessment, reserve, deposit, capital maintenance or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Foreign Exchange Contract.

                                    SECTION 5
                                   COLLATERAL

         5.01 The Collateral: To secure payment and performance of all the Borrower's Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property:

                  (a) All goods now owned or hereafter acquired by the Borrower or in which the Borrower now has or may hereafter acquire any interest, including, but not limited to, all machinery, equipment, furniture, furnishings, fixtures, tools, supplies and motor vehicles of every kind and description, and all additions, accessions, improvements, replacements and substitutions thereto and thereof.

                  (b) Bank agrees to release its security interest in any equipment, fixtures, leasehold improvements, or other property if within ninety (90) days after Borrower acquires title to such property, Borrower finances such property pursuant to either (i) a sale and leaseback transaction or (ii) a debt financing transaction in an amount not to exceed the purchase price of, and secured by a security interest in such property.

                  (c) All inventory now owned or hereafter acquired by the Borrower, including, but not limited to, all raw materials, work in process, finished goods, merchandise, parts and supplies of every kind and description, including inventory temporarily out of the Borrower's custody or possession, together with all returns on accounts.

                  (d) All accounts, contract rights and general intangibles now owned or hereafter created or acquired by the Borrower, including, but not limited to, all receivables, goodwill, trademarks, trade styles, trade names, patents, patent applications, software, customer lists and business records.

                  (e) All documents, instruments and chattel paper now owned or hereafter acquired by the Borrower.

                  (f) All monies, deposit accounts, certificates of deposit and securities of the Borrower now or hereafter in the Bank's or its agents' possession.

         The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

                                    SECTION 6
                              CONDITIONS OF LENDING

         6.01 Conditions Precedent to the Initial Advance: The obligation of the Bank to make the initial Advance and the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance and such first extension of credit all of the following, in form and substance satisfactory to the Bank:

                  (a) Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

                  (b) Such other  evidence as the Bank may request to  establish
         the  consummation  of  the  transaction   contemplated   hereunder  and
         compliance with the conditions of this Agreement.

         6.02 Conditions Precedent to All Advances: The obligation of the Bank to make each Advance and each other extension of credit to or on account of the Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

                  (a) The Bank shall have  received the  documents  set forth in
         Section 8.06(e).

                  (b) The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

                  (c)   Except   as   disclosed   in   writing   to  Bank,   the
         representations contained in Section 7 and in any other document, instrument or certificate delivered to the Bank hereunder are correct.

                  (d) No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default.

                  (e) The security interest in the Collateral has been duly authorized, created and perfected with first priority, assuming Bank has timely filed and taken all actions necessary or desirable to perfect and protect such security, and is in full force and effect.

         The Borrower's acceptance of the proceeds of any Advance or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

                                    SECTION 7
                         REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank as of the date of this Agreement.

         7.01 Status: The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business and where failure to so qualify would have a material adverse effect.

         7.02 Authority: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower;
(ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (iii) require any consent or approval of its stockholders or violate any provision of its certificate of incorporation.

         7.03 Legal Effect: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

         7.04 Fictitious Trade Styles: There are no fictitious trade styles used by the Borrower in connection with its business operations. The Borrower shall notify the Bank within 30 days of effecting any change in the matters described hereinor prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

         7.05 Financial Statements: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

         7.06 Litigation: Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties in excess of $500,000 before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations or on the Collateral.

         7.07 Title to Assets: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

         7.08 ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

         7.09 Taxes: The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

         7.10 Accounts: Each Eligible Account represents a bona fide sale conforming to the requirements of Section 1.01(i).

         7.11 Environmental Compliance: The Borrower has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions. There are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials.

                                    SECTION 8
                                    COVENANTS

         The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

         8.01  Preservation  of  Existence;  Compliance  with  Applicable  Laws:
Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; notwithstanding the foregoing Borrower may liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination, acquire any other business organization, or acquire all or substantially all of the assets of any other person (collectively, an "Acquisition"), so long as Borrower is in compliance with the covenants contained in Section 8.14 immediately after such Acquisition; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

         8.02 Maintenance of Insurance: Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

         8.03 Maintenance of Collateral and Other Properties: Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear. The Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

         8.04 Payment of Obligations and Taxes: Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

         8.05 Inspection Rights: At any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, at the Borrower's expense, limited to $20,000 or at Bank's expense, the amount of which shall be payable within five (5) days of written notice. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon five (5) days prior written notice.

         8.06 Reporting and Certification Requirements: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                  (a) Not later than 90 days after the end of each of the Borrower's fiscal years, a copy of (i) the annual audited financial report of the Borrower for such year prepared by a firm of certified public accountants reasonably acceptable to Bank, and (ii) the Borrower's Form 10-K filed with the Securities Exchange Commission and
         (iii) the Borrower's consolidating balance sheet and income statement for such year; and, not later than 60 days after the end of each of the Borrower's fiscal years, a copy of the Borrower's projected balance sheet and income statement for the fiscal year then in effect.

                  (b) Not later than 45 days after the end of each of the Borrower's fiscal quarters, a copy of the Borrower's Form 10-Q filed with the Securities Exchange Commission and the Borrower's consolidating balance sheet and income statement for such quarter for the first three quarters only.

                  (c) Concurrently with the delivery of the financial reports required hereunder, a compliance certificate in substantially the form attached hereto as Exhibit "A", showing the calculations which would demonstrate compliance with all of the financial covenants contained herein.

                  (d) Not later than 30 days after the end of each month, an aging of accounts receivable indicating separately the amount of Eligible Accounts and the amount of total accounts receivable which are current, 1 to 30 days past the date of invoice, 31 to 60 days past the date of invoice, and the amount over 60 days past the date of invoice and an aging of accounts payable indicating the amount of such payables which are current, 1 to 30 days past the date of invoice, 31 to 60 days past the date of invoice, and the amount over 60 days past the date of invoice.

                  (e) Daily or at such other time as required by the Bank: (i) a transaction report and schedule of accounts receivable which indicates all sales made and all collections received for each such day; (ii) all remittances and collections of accounts in kind and without commingling to be applied to the payment of the Borrower's Obligations on the next Business Day following receipt thereof; provided, however, that if such amounts are received in a form other than cash or bank wire, the Bank may withhold application of such amounts for such time to the extent permitted by law as the Bank, in its sole discretion, deems reasonable to allow for collection and provided further that any remittances and collections received by the Bank later than 2:30 p.m. (California time) on any day shall be deemed received on the next succeeding Business Day; and (iii) clear and legible copies of all invoices or sales receipts evidencing the sale of goods or services by the Borrower.

                  (f) Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

         8.07 Payment of Dividends: Not declare or pay any dividends on any class of stock now or hereafter outstanding except (i) dividends payable solely in the Borrower's capital stock, or (ii) dividends approved by Bank.

         8.08 Redemption or Repurchase of Stock: Not redeem or repurchase in excess of 5% per year any class of the Borrower's stock now or hereafter outstanding without prior written Bank approval.

         8.09 Additional Indebtedness: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) indebtedness owed or to be owed to the Bank or (ii) indebtedness to trade creditors incurred in the ordinary course of the Borrower's business or (iii) Permitted Indebtedness.

         8.10 Loans: Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities and subsidiaries of the Borrower, except for (i) credit extended in the ordinary course of the Borrower's business as presently conducted and (ii) Permitted Investments.

         8.11 Liens and Encumbrances: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

         8.12 Transfer Assets: Except for an amount not exceeding in the aggregate $100,000 in any fiscal year, not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the ordinary course of business as presently conducted by the Borrower and, then, only for fair and reasonable consideration and (i) sales of inventory in the ordinary course of business, (ii) transfer of assets in the ordinary course of business that have become worn out or obsolete or that are promptly being replaced, (iii) transfers of non-exclusive licenses and similar arrangements for the use of property of Borrower made in the ordinary course of business, and (iv) transfers which constitute liquidation of permitted investments.

         8.13 Change in Nature of Business: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

         8.14  Financial Condition:  Maintain at all times:

                  (a) A minimum Effective Tangible Net Worth of at least $31,000,000 plus 50% of net profit after taxes at the end of each fiscal quarter.

                  (b) A ratio of Senior Debt to Effective Tangible Net Worth of not more than 1.5 to 1.

                  (c) A minimum working capital (defined as current assets minus current liabilities) of not less than $5,000,000.

                  (d) A ratio of the sum of cash, cash equivalents and accounts receivable to current liabilities of not less than .65 to 1.0

                  (e) A minimum net profit after tax of at least $1.00 at the end of each fiscal quarter for the immediately preceding two (2) fiscal quarters.

                  (f) Maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization expense to the sum of (i) interest expense and (ii) the current portion of long term Debt of not less than 2.00:1.00 at the end of each fiscal quarter for the immediately preceding 4 fiscal quarters..

         8.15 Compensation of Employees: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

         8.16 Capital Expense: Not make any fixed capital expenditure, including, but not limited to, incurring liability for leases which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an aggregate amount exceeding $15,000,000 in any one fiscal year, exclusive of acquisition financing, provided, however, that Borrower may make capital expenditures in connection with acquisitions in an amount up to $3,000,000 in any one fiscal year without the Bank's approval (subject to the terms and conditions of the Term Loan Credit Agreement dated as of May __, 1997 between the Bank and the Borrower.

         8.17 Notice: Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $500,000 or which affects the Collateral; and (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower.

         8.18  Environmental Compliance.  The Borrower shall:

                  (a) Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

                  (b) Not own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or materials, except in material compliance with all applicable federal, state and local laws, ordinances, statutes and regulations.

                  (c) Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, or filing respecting hazardous or toxic wastes, substances or related materials.

                  (d) At all times  indemnify  and hold  harmless  Bank from and against any and all liability arising out of Borrower's use, generation, manufacture, storage, handling, treatment, or disposal by Borrower of hazardous or toxic wastes, substances or materials at the site.

                                    SECTION 9
                                EVENTS OF DEFAULT

         Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

         9.01 Non-Payment: The Borrower shall fail to pay any Obligations within 10 days of when due.

         9.02 Performance Under This and Other Agreements: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any indebtedness of the Borrower (whether such indebtedness is owed to the Bank or third persons), and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other instrument, document or agreement, which failure shall constitute and be an Event of Default if not paid within 10 days of when due or when demanded to be due) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

         9.03 Representations and Warranties; Financial Statements: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

         9.04 Insolvency: The Borrower or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition;

(v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within 60 days after the date of such appointment.

         9.05 Execution: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 60 days after the issuance or attachment of such writ or lien.

         9.06 Suspension: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

         9.07 Change in Ownership: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 25% of the issued and outstanding capital stock of the Borrower, if a corporation, or there shall occur a change in any general partner or a change affecting the control of the Borrower, if a partnership.

                                   SECTION 10
                               REMEDIES ON DEFAULT

         Upon the occurrence and during the continuance of any Event of Default, the Bank may, at its sole and absolute election, without demand and with prompt subsequent notice to Borrower:

         10.01 Acceleration: Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

         10.02 Cease Extending Credit: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

         10.03 Termination: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank, the Bank's obligations to the Borrower, or the Bank's or Borrower's rights and remedies under this Agreement or under any other document, instrument or agreement.

         10.04 Notification of Account Debtors:

                  (a) Notify any Account Debtor, any buyers or transferee of the Collateral or any other persons of the Bank's interest in the Collateral and the proceeds thereof.

                  (b) Sign the Borrower's name (which authority the Borrower hereby irrevocably and unconditionally grants to the Bank) on any invoice or bill of lading relating to accounts or other drafts against the Account Debtors.

                  (c) Require the Borrower to indicate on the face of all invoices (or such other documentation as may be specified by the Bank relating to the sale, delivery or shipment of goods giving rise to the account) that the account has been assigned to the Bank and that all payments are to be made directly to the Bank at such address as the Bank may designate.

         10.05 Protection of Security Interest: Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all reasonable expenses and expenditures (including reasonable attorneys' fees) incurred in connection with the foregoing. Notwithstanding the foregoing, Bank shall be responsible for its own gross negligence or willful misconduct.

         10.06 Foreclosure: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower's records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be paid by the Borrower to the Bank within five (5) business days of written notice.

         10.07 Foreign Exchange Contracts: The Bank may, at its sole and absolute discretion and in addition to any other remedies available to it hereunder or otherwise, require the Borrower to pay to the Bank within five (5) business days of written notice, for application against the future settlement price under any outstanding Foreign Exchange Contracts, the outstanding face amount of any such Foreign Exchange Contracts which have not matured or settled and Borrower hereby grants to Bank a security interest in and to such funds. Any portion of the amount so paid to the Bank which is not subsequently applied to satisfy repayment on any such matured Foreign Exchange Contracts or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

         10.08 Letters of Credit: The Bank may, at its sole and absolute discretion and in addition to any other remedies available to it hereunder or otherwise, require the Borrower to pay within five (5) business days of written notice to the Bank, for application against drawings under any outstanding
Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

         10.09 Non-Exclusivity of Remedies: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

         10.10 Application of Proceeds: All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower's indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Borrower.

                                   SECTION 11
                                  MISCELLANEOUS

         11.01 Amounts Payable on Demand: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under the Line of Credit in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

         11.02 Default Interest Rate: The Borrower shall pay the Bank interest on any indebtedness or amount payable under this Agreement, from the date that such indebtedness or amount became due or was demanded to be due until paid in full, at a rate which is 3% in excess of the rate otherwise provided under this Agreement.

         11.03 Disposal of Invoices: All documents, schedules, invoices or other papers received by the Bank from the Borrower may be destroyed or disposed of 6 months after receipt by the Bank, unless the Borrower requests in writing the return thereof, which shall be done at the Borrower's expense.

         11.04 Rights of the Bank on Default: Upon written notice from the Bank, the Borrower agrees that the Bank may at any time and at its option, whether or not the Borrower is in default:

                  (a) Require the Borrower to direct all Account Debtors to forward all remittances, payments and proceeds of the Collateral directly to the Bank at such address as the Bank may designate. In connection therewith, the Borrower hereby irrevocably constitutes and appoints the Bank as its attorney-in-fact to endorse the Borrower's name on any notes, acceptances, checks, drafts, money orders or other evidence of payment that may come into the Bank's possession.

                  (b) Require the Borrower to deliver to the Bank, at such times designated by the Bank, records and schedules which show the status and condition of the Collateral, where it is located and such contracts or other matters which affect the Collateral.

                  (c) Send verification requests to any Account Debtor.

                  (d)  Make inquiries of the Borrower's trade vendors.

         11.05 Indemnification: The Borrower agrees to hold the Bank harmless from and indemnify and defend the Bank from any liability, claim, loss or expense (including, but not limited to, reasonable attorneys' fees) arising from any transaction between the Borrower and any Account Debtor including, but not limited to, any loss, claim or liability arising from:

                  (a) Any violation of any federal or state consumer protection law (including, but not limited to, the federal Truth-In-Lending Act) and regulations promulgated thereunder.

                  (b)  Improper  collection   practices  or  procedures  of  the
         Borrower.

                  (c) Any unlawful acts taken by the Borrower in connection with the collection of any account(s).

                  (d) Any suit by any person against the Bank resulting or arising from such person's dealings with the Borrower.

         11.06 Dispute Resolution. It is understood and agreed that upon the request of any party to this agreement any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising between the parties in any way arising out of, pertaining to or in connection with: (1) this Agreement, or any related agreements, documents, or instruments, (2) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements of any kind, (3) any incidents, omissions, acts, practices, or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (4) any aspect of the past or present relationships of the parties, shall be resolved through a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("J-A-M-S") as follows:

                  (a) Step I - Mediation: At the request of any party to the dispute, claim or controversy of the matter shall be referred to the nearest office of J-A-M-S for mediation, that is, an informal, non-binding conference or conferences between the parties in which a retired judge or justice for the J-A-M-S panel will seek to guide the parties to a resolution of the case.

                  (b) Step II - Unsecured Contracts - Arbitration: Should any dispute, claim or controversy remain unresolved at the conclusion of the Step I Mediation Phase then all such remaining matters shall be resolved by final and binding arbitration before a different judicial panelist, unless the parties shall agree to have the mediator panelist act as arbitrator. The hearing shall be conducted at a location determined by the arbitrator in San Jose County and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgement upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party's reasonable attorneys fees and costs. This subparagraph (b) shall apply only if, at the time of the submission of the matter to J-A-M-S, the dispute(s) or issue(s) do(es) not arise out of a transaction(s) which is/are secured by real property collateral or, if so secured, all parties consent to such submission.

                  As soon as practicable after selection of the arbitrator, the arbitrator or his/her designated representative shall determine a reasonable estimate of anticipated fees and costs of the Arbitrator, and render a statement to each party setting forth that party's pro-rata share of said fees and costs. Thereafter each party shall, within 10 days of receipt of said statement, deposit said sum with the Arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

                  (c) Step II - Contracts Secured By Real Estate - Trial by Court Reference [ss.638 (1)] Code of Civil Procedure): If the dispute, claim or controversy is not one required or agreed to be submitted to arbitration as provided by subparagraph (b) and has not been resolved by Step I mediation, them any remaining dispute, claim or controversy shall be submitted for determination by a trial on Order of Reference conducted by a retired judge or justice from the panel of J-A-M-S appointed pursuant to the provisions of California Code of Civil
         Procedure ss.638(1) or any amendment, addition or successor section thereto to hear the case and report a statement of decision thereon. The parties intend this general reference agreement to be specifically enforceable in accordance with said section. If this parties are unable to agree upon a member of the J-A-M-S panel to act as referee then one shall be appointed by the Presiding Judge of the county wherein the hearing is to be held. The parties shall pay in advance, to the referee, the estimated reasonable fees and costs of the reference, as may be specified in advance by the referee. The parties shall initially share equally, by paying their proportionate amount of the estimated fees and costs of the reference. Failure of any party to make such a fee deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the cause(s) of action which is(are) the subject of the reference, but shall not otherwise serve to abate, stay or suspend the reference proceeding.

                  (d) Provisional Remedies, Self Help and Foreclosure: No provision of, or the exercise of any right(s) under subparagraph (b), nor any other provision of this Dispute Resolution Provision, shall limit the right of any party to exercise self help remedies such as set off, to foreclose against any real or personal property collateral, or obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for provisional remedies pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

         11.07 Waiver of Jury Trial. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         11.08 Reliance: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank.

         11.09 Attorneys' Fees: Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, or any refinancing or restructuring in the nature of a "work-out", of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

         11.10 Notices: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed as set forth below or to such other address as may be specified from time to time in writing by either party to the other.

To the Borrower                              To the Bank:
ELEXSYS INTERNATIONAL, INC.                  SANWA BANK CALIFORNIA
4405 Fortran Court                           San Jose CBC
San Jose, CA  95134                          220 Almaden Blvd.
                                             San Jose, CA  95113

Attn:    Robert DeLaurentis                  Attn:    Jillian E. Mathur
Title:   C.F.O.                                       Vice President

with a copy to:                              With a copy to:

COOLEY GODWARD LLP                           SANWA BANK CALIFORNIA
Five Palo Alto Square                        Asset Based Financing Department
3000 El Camino Real
Palo Alto, CA  94306-2155                    444 Market Street, 22nd Floor
                                             San Francisco, CA  94111
Attn:    Bill Veatch

         11.11 Waiver: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

         11.12 Conflicting Provisions: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

         11.13 Binding Effect; Assignment: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

         11.14 Jurisdiction: This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

         11.15 Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

         11.16 Entire Agreement: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.

         11.17 Confidentiality Agreement. In handling any confidential information Bank, and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower; (ii) to prospective transferees or purchasers of any interest in the loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower; (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order; (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

Borrower                                 Bank:

                                         SANWA BANK CALIFORNIA
ELEXSYS INTERNATIONAL, INC.

BY:_________________________________     BY:_______________________________
Name:    Robert DeLaurentis              Name:    Jillian E. Mathur
Title:   C.F.O.                          Title:   Vice President